UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 1/7/2011

Market Leader, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-51032

Washington	91-1982679
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

11332 NE 122nd Way, Suite 200, Kirkland WA 98034

(Address of principal executive offices, including zip code)

425-952-5500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On January 7, 2011, Market Leader, Inc. (the “Company”) entered into a Master Services Agreement and a related Statement of Work with Keller Williams Realty, Inc. (“KWRI”) to provide company-wide software-as-a-service (“SaaS”) solutions to the more than 80,000 KWRI professionals and offices (the “Agreement”). The initial term of the Agreement is five years with one year renewal options thereafter. The Agreement provides for minimum payments from KWRI totaling approximately $10 million through the initial term, beginning in April 2011 and paid on a quarterly basis. These new SaaS solutions for KWRI affiliates are expected to begin launching in February 2011. The Company also expects to generate additional revenue from premium SaaS solutions as well as lead generation services that will be made available to KWRI agents, teams and brokers throughout the life of this agreement. The Company expects to deliver the new KWRI SaaS solutions as an upgrade to the solutions that it currently provides to approximately 800 current KWRI customers. The availability of these new solutions could lead to some reduction in revenue from this existing customer group. Overall, the Agreement is expected to begin to contribute significant revenue to the Company’s operating results starting the second half of 2011. The new SaaS solutions will include software licensed from third parties for which the Company expects to incur some incremental costs in the form of licensing fees.

Item 2.02.	Results of Operations and Financial Condition

Based on preliminary financial results for the quarter ended December 31, 2010, the Company announced that it will achieve low double-digit percentage growth rate over the third quarter revenue level, confirming the previously announced revenue outlook it it provided for the quarter. Revenue growth in the fourth quarter was driven primarily by the incremental revenue from the Company’s newly consolidated subsidiary, as well as organic growth. The Company expects to report complete financial results for the fourth quarter and full year 2010 in March 2011.

Item 7.01.	Regulation FD Disclosure

The Company has provided certain disclosure relating to its financial results for the fourth quarter of 2010 in Item 2.02 of this report. Such disclosures are incorporated by reference to this Item 7.01.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Market Leader, Inc.

Date: January 10, 2011	By:	/s/ Jacqueline Davidson
Jacqueline Davidson
Chief Financial Officer

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